Exhibit 99.1

Spartan Motors, Inc. 1000 Reynolds Rd. – Charlotte, MI 48813 – USA Telephone 517.543.6400 – Facsimile 517.543.5403 Website – www.spartanmotors.com

FOR IMMEDIATE RELEASE

Spartan Motors Delivers Solid Fourth Quarter Results

CHARLOTTE, Mich., February 15, 2011 – Spartan Motors, Inc. (NASDAQ: SPAR) today announced improved net sales and profitability for its 2010 fourth quarter. Increased sales volumes, from service and delivery vehicles, aftermarket parts and assemblies (APA) and specialty vehicles, were driven by management’s focus on top-line growth and market diversification. In addition, aggressive management of costs and working capital allowed operating income from continuing operations to exceed $4 million, and generate cash from continuing operations of $9.6 million. Backlog declined to $134.5 million reflecting the challenging market conditions the Company will face in the first half of 2011.

Fourth quarter 2010 highlights, compared to the same quarter of 2009:
•	Net sales of $126.9 million (up 31.4 percent)
•	Gross margin of 15.3 percent (down from 15.5 percent)
•	Operating expenses of 11.7 percent of sales (down from 14.7 percent)
•	Net earnings from continuing operations of $3.7 million (up from $0.1 million)
•	Consolidated backlog of $134.5 million (down from $234.0 million)
•	Cash from continuing operations of $9.6 million (up from $5.0 million)

Full year highlights:
•	Net sales of $480.7 million (up 17.4 percent)
•	Gross margin of 15.1 percent (down from 19.8 percent)
•	Operating expenses of 12.9 percent of sales (down from 14.7 percent)
•	Net earnings from continuing operations of $7.2 million (down from $13.2 million)
•	Cash from continuing operations of $38.4 million (up from $34.3 million)
•	Debt of $5.2 million (down $41.1 million or 89 percent since year-end 2009)
•	Cash balance of $14.5 million (down $4.0 million since year-end 2009)

“In 2010 we continued to implement the strategic initiatives that we started in the second half of 2009. Although we have already begun to see positive financial and operating results from those actions, we are even more optimistic about the opportunities and longer-term growth potential that we have. We did expect some margin compression in this year’s results because of the addition of the service and delivery vehicle business. However, this addition effectively diversified our revenue stream by 23%, further reducing Spartan’s industry-specific market exposure,” said John Sztykiel, President and CEO of Spartan Motors. “Our 2010 four-part plan was simple, focused and successful: driving growth in profitable markets, creating compelling products, effectively managing costs and strengthening our balance sheet. We remain committed to this strategy as we move forward in 2011.”

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Profitable Growth Opportunities and Compelling Products
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The “Spartan Force”, a recent product addition from Spartan Chassis, validates the Company’s continued strategy of shaping its product portfolio consistent with changing customer (end-user) needs and evolving market conditions. The “Spartan Force” is a pre-configured, pre-engineered fire truck cab and chassis that is aggressively priced to meet the needs of an increasingly price-sensitive emergency response market, which also values the technology, durability, quality and reliability found in a Spartan chassis.

•
Excitement grows as Utilimaster’s next-generation commercial van (in alliance with Isuzu Truck of America) continues on its development path for expected initial production during the second half of 2011 and its expected first sale in the third quarter of 2011. This market-changing vehicle will be unveiled at The Work Truck Show held in conjunction with the Annual National Truck Equipment Association (NTEA) Convention in Indianapolis on March 8, 2011. Visit www.nextgenerationvan.com for more information and to follow the countdown to launch.

•
Crimson Fire continues to enjoy market acceptance for its “Transformer” and “Legend” lines of products, which embody the Company’s spirit of innovation and ability to develop unique, modular solutions for evolving Emergency Response needs.

•
Crimson Fire Aerials completed its relocation to Ephrata, Penn., during the fourth quarter to a purpose-built aerial manufacturing plant that provides additional capacity, streamlined work process flow and state-of-art testing facilities that will improve production efficiencies and provide growth opportunities.

•
Annual motorhome chassis sales were $89 million in 2010, an improvement of 150% year over year from 2009. Although still below historical levels, motorhome chassis sales volume improvement reflects the gradual industry recovery.

•
APA experienced a 77 percent increase in defense sales and 50 percent increase in service sales for the quarter compared to the prior year.  Growth in defense parts sales was achieved by a large Medium Mine Protected Vehicle (MMPV) order. Fourth-quarter motorhome programs drove the growth in service year over year, while service sales momentum is expected to continue into 2011 for service and delivery truck refurbishment activities.

•
Additional sales will be generated in 2011 through field service projects, including recent Utilimaster contracts to install keyless entry pads and safe loading systems in large fleet customers’ vehicles.

“We are very pleased with our cost management efforts this year, which provided over $10 million in annual structural savings year over year, and an estimated $1 million in the fourth quarter. This meaningful accomplishment is reflected in a 300 basis point improvement in our operating expense ratio quarter over quarter. We also focused on strengthening our balance sheet by completing the divestiture of a less profitable operation and decreasing our working capital requirement by over $21 million, or 18 percent year over year,” said Joe Nowicki, Chief Financial Officer.

“Our biggest challenge today is our current backlog. Some of the decrease was driven by pull-ahead orders received in 2009 in advance of the 2010 engine emissions change.  In addition, market conditions in our emergency response and defense businesses remain a challenge.  Fortunately, the numerous growth opportunities we have been pursuing will favorably impact our 2011 backlog as we go through the year.”

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Managing Costs and Strengthening the Balance Sheet
•
Annual revenue diversification (23.5 percent) with the addition of the service and delivery market positions Spartan well as the U.S. economy continues its recovery, particularly as this is an early cycle business.

•
Consolidated net sales for the quarter were $126.9 million, up 31.4 percent from the same quarter last year due to increased sales of APA, specialty vehicles and incremental revenues of service and delivery vehicles not present in 2009.

•
Gross margin fell to 15.3 percent for the fourth quarter, from 15.5 percent for the same period in 2009. The decrease in margin was driven by a product mix shift toward service and delivery vehicles from more profitable fire apparatus and related chassis sales.

•
Operating expense as a percent of revenues fell dramatically from 14.7 percent in the fourth quarter of 2009 to 11.7 percent in 2010. Improvements were fueled by restructuring efforts over the past 18 months, as well as certain 2009 acquisition related costs not present in 2010.

•
The 2010 effective tax rate was reduced to 22 percent for the fourth quarter and 29 percent for the full year.  This was driven by research and development tax credits taken as a result of legislation enacted in late 2010.

•	Net earnings from continuing operations for the quarter increased $3.6 million, or $0.11 per diluted share, compared to approximately breakeven in the same quarter of 2009.
•
The cash conversion cycle improved by 33 days year over year, excluding our Road Rescue operations, allowing us to pay down over $41 million in debt and fund strategic initiatives during the year.  This improvement was fueled by aggressive actions to manage working capital.

•
Consolidated backlog at Dec. 31, 2010 was $134.5 million, down from $234.0 million last year due to the sluggish economic environment and accelerated orders previously received and filled in advance of the 2010 engine emission change.

•
Strong cash flow from operations of $9.6 million for the current quarter and $38.4 million for the twelve months ended Dec. 31, 2010, were an improvement over the $5.0 million and $34.3 million reported for the same periods in 2009.

•	Payment of a $0.10 per share dividend in 2010, continued 23 years of commitment to our shareholders.

Sztykiel concluded:  “We completed 2010 with many notable achievements. We anticipate a tough environment in the first half of 2011, particularly for the emergency response and defense markets; however, sales trends are improving in the RV and service and delivery markets.  We are confident that our innovative products and financial strength will move us forward. In 2011, we will continue to aggressively manage operating expenses and capitalize on opportunities for profitable growth through organic initiatives, strategic alliances and successful merger and acquisition activities.”

Conference Call, Webcast and Roadcast™
Spartan Motors will host a conference call for analysts and portfolio managers at 10 a.m. ET today to discuss these results and current business trends. To listen to a live webcast of the call, please visit www.spartanmotors.com, click on “Shareholders,” and then on “Webcasts.”

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Spartan also will update the financial information on its Roadcast “digital roadshow” for investors. To launch the Spartan Motors Roadcast, please visit www.spartanmotors.com and look for the “Virtual Road Show” link on the right side of the page.

About Spartan Motors

Spartan Motors, Inc. designs, engineers and manufactures specialty chassis, specialty vehicles, truck bodies and aftermarket parts for the recreational vehicle (RV) emergency-response, defense, government services, delivery and service markets. The Company's brand names – SpartanTM, Crimson FireTM, Crimson Fire AerialsTM and Utilimaster® - are known for quality, value, service and first-to-market innovation. The Company employs approximately 1,500 at facilities in Michigan, Pennsylvania, South Dakota, Indiana and Texas. Spartan reported sales of $481 million in 2010 and is focused on becoming a global leader in the design, engineering and manufacture of specialty vehicles and chassis. Visit Spartan Motors at spartanmotors.com.

This release contains several forward-looking statements that are not historical facts, including statements concerning our business, strategic position, financial strength, future plans, objectives, and the performance of our products. These statements can be identified by words such as "believe," "expect," "intend," "potential," "future," "may," "will," "should," and similar expressions regarding future expectations.  These forward-looking statements involve various known and unknown risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, and likelihood.  Therefore, actual performance and results may materially differ from what may be expressed or forecasted in such forward-looking statements.  Factors that could contribute to these differences include operational and other complications that may arise affecting the implementation of our plans and business objectives; continued pressures caused by economic conditions and the pace and extent of the economic recovery; challenges that may arise in connection with the integration of new businesses or assets we acquire or the disposition of assets; issues unique to government contracting, such as competitive bidding processes, qualification requirements, and delays or changes in funding; disruptions within our dealer network; changes in our relationship with major customers, suppliers, or other business partners, including Isuzu; changes in the demand or supply of products within our markets or raw materials needed to manufacture those products; and changes in laws and regulations affecting our business.   Other factors that could affect outcomes are set forth in our Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission (SEC), which are available at www.sec.gov or our website.  All forward-looking statements in this release are qualified by this paragraph.  Investors should not place undue reliance on forward-looking statements as a prediction of actual results.  We undertake no obligation to publicly update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise.

CONTACT:
John Sztykiel, CEO, or Joseph Nowicki, CFO Spartan Motors, Inc. (517) 543-6400	Paula Droste Director of Investor Relations and Treasury Spartan Motors, Inc. (517) 997-3802 paula.droste@spartanmotors.com

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Spartan Motors, Inc. and Subsidiaries
Consolidated Statements of Income
Unaudited

	Three Months Ended December 31,
	2010		2009
	$000%		$000%
Sales	$126,875		$96,536
Cost of products sold	107,434		81,538
Restructuring charges	-		5
Gross profit	19,441	15.3	14,993	15.5

Operating expenses:
Research and development	3,968	3.1	4,207	4.3
Selling, general and administrative	10,880	8.6	10,017	10.4
Restructuring charges	-	-	21	0.0
Total operating expenses	14,848	11.7	14,245	14.7

Operating income	4,593	3.6	748	0.8

Other income (expense):
Interest expense	(138)	(0.1)	(350)	(0.4)
Interest and other income	205	0.2	(32)	(0.0)
Total other income (expense)	67	0.1	(382)	(0.4)

Earnings before taxes	4,660	3.7	366	0.4

Taxes	1,007	0.8	280	0.3

Net earnings from continuing operations	3,653	2.9	86	0.1

Net loss from discontinued operations	(222)	(0.2)	(499)	(0.5)

Net earnings (loss)	$3,431	2.7	$(413)	(0.4)

Basic net earnings (loss) per share
Earnings from continuing operations	$0.11		$0.00
Loss from discontinued operations	(0.01)		(0.01)
	$0.10		$(0.01)

Diluted net earnings (loss) per share
Earnings from continuing operations	$0.11		$0.00
Loss from discontinued operations	(0.01)		(0.01)
	$0.10		$(0.01)

Basic weighted average common shares outstanding	33,221		32,898

Diluted weighted average common shares outstanding	33,298		33,000

Spartan Motors, Inc. and Subsidiaries
Consolidated Statements of Income
Unaudited

	Twelve Months Ended December 31,
	2010		2009
	$000%		$000%
Sales	$480,736		$409,538
Cost of products sold	407,201		328,305
Restructuring charges	990		264
Gross profit	72,545	15.1	80,969	19.8

Operating expenses:
Research and development	16,912	3.5	16,962	4.1
Selling, general and administrative	43,869	9.2	42,448	10.4
Restructuring charges	1,006	0.2	576	0.2
Total operating expenses	61,787	12.9	59,986	14.7

Operating income	10,758	2.2	20,983	5.1

Other income (expense):
Interest expense	(950)	(0.2)	(1,322)	(0.3)
Interest and other income	444	0.1	517	0.1
Total other income (expense)	(506)	(0.1)	(805)	(0.2)

Earnings before taxes	10,252	2.1	20,178	4.9

Taxes	3,017	0.6	7,023	1.7

Net earnings from continuing operations	7,235	1.5	13,155	3.2

Net loss from discontinued operations	(3,094)	(0.6)	(1,383)	(0.3)

Net earnings	$4,141	0.9	$11,772	2.9

Basic net earnings (loss) per share
Earnings from continuing operations	$0.22		$0.40
Loss from discontinued operations	(0.09)		(0.04)
	$0.13		$0.36

Diluted net earnings (loss) per share
Earnings from continuing operations	$0.22		$0.40
Loss from discontinued operations	(0.09)		(0.04)
	$0.13		$0.36

Basic weighted average common shares outstanding	33,021		32,729

Diluted weighted average common shares outstanding	33,101		32,916

Spartan Motors, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except par value)
Unaudited

	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$14,507	$18,475
Accounts receivable, less allowance of $996 and $932	52,542	44,974
Inventories	60,161	96,330
Deferred income tax assets	6,218	6,984
Income taxes receivable	2,890	4,212
Other current assets	3,636	3,223
Other current assets from discontinued operations	-	10,562
Total current assets	139,954	184,760

Property, plant and equipment, net	71,268	77,581
Goodwill	18,418	18,404
Intangible assets, net	10,946	11,491
Other assets	1,163	1,041
TOTAL ASSETS	$241,749	$293,277

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$17,970	$19,523
Accrued warranty	5,702	6,296
Accrued customer rebates	1,205	1,324
Accrued compensation and related taxes	3,680	5,410
Accrued vacation	1,635	1,783
Deposits from customers	3,902	11,571
Other current liabilities and accrued expenses	7,528	6,200
Current portion of long-term debt	102	11,146
Liabilities from discontinued operations	-	1,770
Total current liabilities	41,724	65,023

Other non-current liabilities	4,284	4,189
Long-term debt, less current portion	5,122	35,204
Deferred income tax liabilities	7,640	8,341

Shareholders' equity:
Preferred stock, no par value: 2,000
shares authorized (none issued)	-	-
Common stock, $0.01 par value; 40,000 shares
authorized; 33,215 and 32,894 outstanding	332	329
Additional paid in capital	68,715	67,099
Retained earnings	113,932	113,092
Total shareholders' equity	182,979	180,520
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$241,749	$293,277

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
Three and Twelve Months Ended December 31, 2010
Unaudited

Three Months Ended December 31, 2010 (amounts in thousands of dollars)

	Business Segments
	Specialty Vehicles	Service & Delivery Vehicles	Other	Consolidated

Fire Truck Chassis Sales	31,259			31,259
Fire Truck Body Sales	14,238			14,238
Motorhome Chassis Sales	19,156			19,156
Utilimaster Product Sales		34,901		34,901
Other Product Sales
Vehicles	4,662			4,662
Aftermarket Parts and Assemblies	18,375	4,284		22,659

Total Net Sales	87,690	39,185	0	126,875

Interest Expense	19	93	25	138
Depreciation and Amortization Expense	1,308	694	589	2,591
Net Earnings (Loss) from Continuing Operations	4,686	940	(1,973)	3,653

Twelve Months Ended December 31, 2010 (amounts in thousands of dollars) (1)

	Business Segments
	Specialty Vehicles	Service & Delivery Vehicles	Other	Consolidated

Fire Truck Chassis Sales	141,584			141,584
Fire Truck Body Sales	50,811			50,811
Motorhome Chassis Sales	89,003			89,003
Utilimaster Product Sales		96,167		96,167
Other Product Sales
Vehicles	23,001			23,001
Aftermarket Parts and Assemblies	63,327	16,843		80,170

Total Net Sales	367,726	113,010	-	480,736

Interest Expense (Income)	1,070	194	(314)	950
Depreciation and Amortization Expense	5,013	3,336	2,369	10,718
Net Earnings (Loss) from Continuing Operations	13,042	(1,438)	(4,369)	7,235

(1) Amounts restated retrospectively for segment reclassification and new discontinued operations.

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
Unaudited

Period End Backlog (amounts in thousands of dollars)

	December 31, 2009	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010

Fire Truck Chassis*	123,791	101,730	79,336	67,629	53,730
Fire Truck Bodies*	27,736	29,065	23,475	22,011	26,659
Motorhome Chassis *	20,022	16,731	13,048	13,049	16,146
Other Product *
Vehicles	16,970	15,396	14,276	12,514	8,073
Aftermarket Parts and Assemblies	11,467	7,864	32,311	18,375	6,019
Total Specialty Vehicles	199,986	170,786	162,446	133,578	110,627
Service and Delivery Vehicles *	34,059	35,146	43,292	38,989	23,900
Total Backlog (Continuing Operations)	234,045	205,932	205,738	172,567	134,527

* Anticipated time to fill backlog orders; 2 months or less for motorhome chassis and service and delivery vehicles; and 7 months or less for for fire truck apparatus and other products.